                                  EXHIBIT 11.1


                         SEACHANGE INTERNATIONAL, INC.

                    COMPUTATION OF NET INCOME PER SHARE (1)


                                                  JULY 9, 1993
                                                  (INCEPTION)
                                                  THROUGH
                                                  DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------
                                                     1993         1994         1995         1996
                                                  ---------    ---------     ---------    ---------
WEIGHTED AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES:
Weighted average common shares
 outstanding during the
 period..............................              1,615,095    6,986,227    9,125,588   11,342,525



Weighted average common equivalent
 shares (2)..........................              1,084,855    2,413,253    2,449,732      557,958
                                                  ----------   ----------   ----------    ---------

                                                   2,699,950    9,399,480   11,575,320    11,900,483
                                                  ==========   ==========   ==========    ==========

Net income (loss)....................             $  (17,900)  $  154,800   $1,210,800    $4,262,200

Primary net income (loss) per
 share...............................             $     (.01)  $     0.02   $     0.10    $     0.36


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(1) Fully diluted net income (loss) per share has not been separately presented, as the amounts would not be materially different from primary net income
    (loss) per share.

(2) Includes common share equivalents issued subsequent to September 1995 which are comprised of common stock options and Series B redeemable convertible preferred stock and have been included in the calculation pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83. Common share equivalents issued at prices below the initial public offering price of $15.00 in the twelve months preceding the initial public offering have been included in the calculation for all periods presented.